EXHIBIT 99.1

Contact: Internet America, Inc.	August 10, 2004
214.861.2550
investor.relations@airmail.net

INTERNET AMERICA ADOPTS SHAREHOLDERS RIGHTS PLAN

Dallas, Texas. August 10, 2004 – Internet America, Inc. (OTCBB: GEEK), announced today that its board of directors has adopted a shareholders rights plan designed to provide additional negotiating leverage to the Company’s board of directors in the event of an unsolicited takeover bid and to protect the Company’s shareholders against inadequate offers. Under the terms of the rights plan, the Company will distribute one right for each outstanding share of common stock to holders of record at the close of business on August 13, 2004. The rights plan would be triggered if an acquiring party accumulates 15% or more of the Company’s common stock, if an acquiring party merges or otherwise combines with the Company or the Company sells 50% or more of its assets or earning power.

William E. (Billy) Ladin, President and CEO of Internet America stated, “As previously disclosed to our shareholders and to the public in our July 7, 2004 press release and 8-K filing, we are pursing a long-term corporate strategy that the Board believes will maximize shareholder value. Specifically, as stated in our Form 10-Q for the period ended March 31, 2004, Internet America is introducing new products that we believe will contribute to subscriber growth, including such technologies as new broadband connectivity solutions, wireless broadband and broadband over power lines”.

“The Board of Internet America will continue to evaluate any and all options that it believes will maximize shareholder value,” Ladin stated. “However, in recent months, our Board of Directors has become more convinced that our strategy as outlined above is the one that we believe will lead to growth in both revenues and profits exceeding the results of the past five years. Therefore, the Board has decided to implement a shareholder’s rights plan to allow management to focus on the successful execution of this exciting strategy.” Mr. Ladin went on to say “I have had the luck and the good fortune to be at the beginning of some very exciting trends such as digital paging, microcomputers, cellular telephones, and the Internet. I am as enthusiastic about the change that I sense in the Internet services market as I was at the beginning of any of these past trends. As CEO of Internet America and as a significant shareholder, I believe that the company should have the opportunity to participate in the exciting growth industry that we see ahead. Therefore, I voted for and support the implementation of a shareholders rights plan.”

The rights are being distributed to protect the interests of its shareholders in the event that the Company and its shareholders are confronted with coercive or unfair takeover tactics. The rights plan is similar to those adopted by numerous other companies, the details of which will be outlined in a letter that will be mailed to shareholders.

Internet America is a leading Internet service provider primarily serving the Texas market. Based in Dallas, Internet America offers businesses and individuals a full range of Internet services, including dedicated high-speed access, dial-up access, DSL and web hosting. Internet America focuses on the speed and quality of its Internet services, products that make connectivity more useful and a commitment to providing excellent customer care. Additional information on Internet America is available on the Company’s web site at www.internetamerica.com.

This press release may contain forward-looking statements relating to future business expectations. These statements, specifically including management’s beliefs, expectations and goals, are subject to many uncertainties that exist in Internet America’s operations and business environment. Business plans may change and actual results may differ materially as a result of a number of risk factors. These risk factors include, without limitation, that the Company (1) will not increase revenues or improve EBITDA, profitability or product margins as a result of its recently announced strategies, (2) will not retain or grow its customer base, including its DSL and commercial services customers, (3) will not continue to achieve operating efficiencies, and (4) will be adversely affected by dependence on network infrastructure, telecommunications carriers and other suppliers, by regulatory changes and by general competitive, economic and business conditions. These risk factors are not intended to represent a complete list of all risks and uncertainties in the Company’s business and should be read in conjunction with the more detailed cautionary statements included in the Company’s most recent SEC filings.

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